EXHIBIT 99.1

DIRECTORS AND EXECUTIVE OFFICERS OF YU ZHEN

AND

PERSONS CONTROLLING YU ZHEN

The name, business address, present principal employment and citizenship of each director and executive officer of Yu Zhen is set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Wu Ping	No.2 East Fuxing Road, Shanghai, China	Chairman of the Board of Directors of Yu Zhen	China
Wu Zhongqing	269 Fangbangzhong Road, Shanghai, China	Director of Yu Zhen	China
Lv Songxian	269 Fangbangzhong Road, Shanghai, China	Director of Yu Zhen	China

Yu Zhen is a wholly owned subsidiary of Yuhai, a corporation organized under the laws of Hong Kong, China, with its principal business address at 269 Fangbangzhong Road, Shanghai, China.  Yuhai is principally engaged in import and export businesses, as well as industrial investment.

Yuhai is a wholly owned subsidiary of Yuyuan. Fosun Industrial, which may be deemed a controlling shareholder of Yuyuan, is a subsidiary of Fosun Hi-Tech. Fosun Hi-Tech is a subsidiary of Fosun International. Fosun International is a subsidiary of Fosun Holdings, which in turn is a subsidiary of Fosun International Holdings. Fosun International Holdings is controlled by Mr. Guo Guangchang.

Yuyuan is a corporation organized under the laws of P.R. China with its principal business address at 269 Fangbangzhong Road, Shanghai, China. Yuyuan is principally engaged in wholesale and retail sales of gold and silver jewelry, platinum jewelry and diamonds, sales of jewelry and jade, sales management (non-material) of arts and crafts, cigarettes and food, restaurant management (non-material), catering (except marinated products), department stores, hardware and electric materials, chemical raw materials (except those requiring special permits), metal materials, building decoration materials, furniture, featured commodity, conducting or acting as agent for importing and exporting various goods and technologies (excluding those conducted by state-designated firms or prohibited to import and export), processing with materials, processing according to sample and assembling parts supplied by investor or clients and conducting compensation trade, conducting entrepot trade or counter trade, consign shipment, internet information service (except internet information on news, publishing, education, medicine and health, drugs and medical devices and electronic announcement services), real estate development and management, production of gold and silver jewelry, platinum jewelry and diamonds (only for branch operation).

Fosun Industrial is a corporation organized under the laws of P.R. China with its principal business address at No.2 East Fuxing Road, Shanghai, China. Fosun Industrial is principally engaged in investment holding.

Fosun Hi-Tech is a corporation organized under the laws of P.R. China with its principal business address at No.2 East Fuxing Road, Shanghai, China. Fosun Hi-Tech is principally engaged in investment holding.

Fosun International is a corporation organized under the laws of Hong Kong, China with its principal business address at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong. Fosun International is principally engaged in businesses including pharmaceuticals, property development, steel, mining, investment in retail and financial services, and strategic investments.

Fosun Holdings is a corporation organized under the laws of Hong Kong, China with its principal business address at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong. Fosun Holdings is principally engaged in investment holding.

Fosun International Holdings is a corporation organized under the laws of British Virgin Islands with its principal business address at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands. Fosun International Holdings is principally engaged in investment holding.

Mr. Guo Guangchang’s principal business address is No. 2 East Fuxing Road, Shanghai, China. He is a citizen of China. In addition to being the Executive Director and Chairman of the Board of Fosun International Limited, he is also the Deputy Chairman of the Board of Directors of Shanghai Friendship Fosun (Holding) Co., Ltd., a director of Nanjing Nangang Iron & Steel United Co., Ltd., Shanghai Fosun Pharmaceutical (Group) Co., Ltd., Shanghai Forte Land Co., Ltd. and Club Méditerranée SA.